                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          Host Marriott Corporation
                (Name of Registrant as Specified In Its Charter)

                           Christopher G. Townsend
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

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                    [LOGO OF HOST MARRIOTT APPEARS HERE]
      Corporate Headquarters                       Mailing Address:
        10400 Fernwood Road                      10400 Fernwood Road
     Bethesda, Maryland 20817                   Washington, D.C. 20058

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, APRIL 28, 1994

April 5, 1994

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, April 28, 1994, at 10:30 a.m. in the Grand Ballroom of the Newark Airport Marriott Hotel at Newark International Airport, Newark, New Jersey. Doors to the meeting will open at 9:30 a.m.

The meeting will be conducted:

  1. To consider and vote upon the following proposals (collectively the "Proposals") described in the accompanying Proxy Statement, which provide for:

    (i) Proposal One: The election of Andrew Young, Ann Dore McLaughlin and Stephen F. Bollenbach as directors for three year terms expiring at the 1997 Annual Meeting;

    (ii) Proposal Two: Ratification of the actions of the Board of Directors appointing Andrew Young, Ann Dore McLaughlin and Stephen F. Bollenbach to fill vacancies on the Board occurring in 1993;

    (iii) Proposal Three: To ratify the appointment of Arthur Andersen & Co. as independent auditors;

    (iv) Proposal Four: To consider a shareholder proposal to limit the compensation payable to senior executive officers and directors; and

    (v) Proposal Five: To consider a shareholder proposal to reinstate the annual election of all directors.

  2. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 11, 1994, will be entitled to notice of and to vote at this meeting.

                                     /s/ Christopher G. Townsend

                                     Christopher G. Townsend
                                     Corporate Secretary

             REFER TO THE NOTE ON THE OUTSIDE OF THE BACK COVER
            FOR INFORMATION ON PARKING AND PUBLIC TRANSPORTATION.

           EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY
         RETURN THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED.

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

INTRODUCTION

This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of Host Marriott Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), as of the close of business on March 11, 1994 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on April 28, 1994, at 10:30 a.m. in the Grand Ballroom of the Newark Airport Marriott Hotel at Newark International Airport, Newark, New Jersey and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's shareholders on April 5, 1994. The Company's Annual Report and the Company's Securities and Exchange Commission Form 10-K for the 1993 fiscal year ended December 31, 1993, have been mailed to shareholders of record.

The Company, which was formerly known as Marriott Corporation, was renamed Host Marriott Corporation on October 8, 1993 as a result of a special dividend (the "Distribution") which split the Company's businesses between the Company and Marriott International, Inc. Prior to October 8, 1993, Marriott International, Inc. was a wholly-owned subsidiary of the Company. The Distribution is explained further in the section entitled "Certain Transactions" at page 20.

VOTING RIGHTS AND PROXY INFORMATION

Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the shareholders at such meeting. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to approve Proposals Two through Five. Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to Proposals Two through Five will have the same effect as votes against such proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such proposals.

The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. As of December 31, 1993, there were 119,600,000 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. As of that date, certain members of the Marriott family (including various trusts established by members of the Marriott family) in the aggregate owned approximately 22% of the number of outstanding shares of Company Common Stock. On January 20, 1994, the Company completed the issuance of 20,125,000 shares of Company Common Stock for net proceeds of approximately $231 million. With the issuance of these shares, the Marriott family holdings are approximately 18% of the number of outstanding shares of Company Common Stock. The members of the Marriott family have indicated an intention to vote in accordance with the recommendations of the Board as set forth herein with respect to the Proposals.

All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for Proposals One through Three, such proxies will be voted in accordance with the Board of Directors recommendations as set forth herein with respect to such proposal(s). If no instructions are indicated for Proposal Four or Proposal Five, such proxies will be treated as abstentions.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with The First National Bank of Boston in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to The First National Bank of Boston, P.O. Box 1719, Boston, MA 02105.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

             ELECTION AND RATIFICATION OF APPOINTMENT OF DIRECTORS

DIRECTORS


                Richard E.           Mr. Richard Marriott is a director of
                Marriott*            Marriott International, Inc. He also
                (Chairman of the     serves as a director of certain
                Board) Director      subsidiaries of the Company and of the
                since 1979 Age:      Potomac Electric Power Company and is the
   (PHOTO)      55                   immediate past President of the National
                                     Restaurant Association. Prior to the
                                     Distribution, Mr. Marriott was Vice
                                     Chairman of the Board and Executive Vice
                                     President of the Company. For additional information on Mr. Marriott, see
                                     "Executive Officers" below.

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                J.W. Marriott,       Mr. J. W. Marriott, Jr. is Chairman of
                Jr.* Director        the Board and President of Marriott
                since 1964 Age:      International, Inc. He also serves as a
                62                   director of General Motors Corporation,
                                     Outboard Marine Corporation, and the
   (PHOTO)                           U.S.-Russia Business Council. He is a
                                     member of the Conference Board, the
                                     Business Council and the Business
                                     Roundtable and serves on the board of
                                     trustees of the Mayo Foundation, the
                                     National Geographic Society and the
                                     Executive Council on Foreign Diplomats.
                                     Prior to the Distribution, Mr. Marriott
                                     was Chairman of the Board, Chief
                                     Executive Officer and President of the
                                     Company.

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                R. Theodore Ammon    Mr. Ammon was formerly a general partner
                Director since       of Kohlberg Kravis Roberts & Co. (a New
                1992 Age: 44         York and San Francisco based investment
                                     firm). He also serves on the boards of
                                     Astrum International Corp., Big Flower
   (PHOTO)                           Press, Inc., Doskocil Companies
                                     Incorporated, the New York YMCA, the Coro
                                     Foundation and Bucknell University.

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     * Richard E. Marriott and J. W. Marriott, Jr. are brothers.

                Stephen F.           Mr. Bollenbach is President and Chief
                Bollenbach           Executive Officer of the Company. He
                President and        serves as a director of certain
                Chief Executive      subsidiaries of the Company, Carr Realty
                Officer Director     Corporation and Mid-America Apartment
   (PHOTO)      since 1993 Age:      Communities, Inc. He also serves on the
                51                   CEO Magazine Advisory Board. On December
                                     2, 1993, Mr. Bollenbach was appointed by the Board of Directors to fill a vacancy on the Board. For additional information on Mr. Bollenbach, see "Executive
                                     Officers" below.

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                Ann Dore             Ms. McLaughlin is President of the
                McLaughlin           Federal City Council and Vice Chairman of
                Director since       the Aspen Institute. She was formerly
                1993 Age: 52         President and Chief Executive Officer of
                                     New American Schools Development
   (PHOTO)                           Corporation. Ms. McLaughlin has served
                                     with distinction in several U.S.
                                     Administrations in such positions as
                                     Secretary of Labor and Under Secretary of the Department of the Interior. Ms.
                                     McLaughlin also serves as director of AMR
                                     Corporation, General Motors Corporation,
                                     Kellogg Company, Nordstrom, Potomac
                                     Electric Power Company, Union Camp
                                     Corporation and Vulcan Materials Company.
                                     Additionally, Ms. McLaughlin serves as a member of the governing boards of a number of civic, non-profit organizations, including the Public
                                     Agenda Foundation and the Conservation
                                     Fund. Ms. McLaughlin is on the Board of
                                     Overseers for the Wharton School of the
                                     University of Pennsylvania and is a
                                     Trustee of the Center for Strategic and
                                     International Studies. On December 2,
                                     1993 Ms. McLaughlin was appointed by the Board of Directors to fill a vacancy on the Board.

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                Harry L. Vincent,    Mr. Vincent is a retired Vice Chairman of
                Jr. Director         Booz-Allen & Hamilton, Inc.
                since 1969 Age:
                74

   (PHOTO)

                Andrew J. Young      Mr. Young is a Vice Chairman of the Law
                Director since       Companies Group, Inc., an engineering and
                1993 Age: 61         environmental consulting group, and Co-
                                     Chairman of the Atlanta Committee for the Olympic Games. Mr. Young has spent more
   (PHOTO)                           than 35 years in public service. He was
                                     elected to three terms in the U.S.
                                     Congress, representing the Fifth
                                     Congressional District of Georgia. In
                                     1977 he was appointed U.S. Ambassador to the United Nations. He was elected mayor of Atlanta, Georgia in 1981, and reelected in 1985. Mr. Young is a member of several additional boards including those of Howard University, The Martin
                                     Luther King, Jr. Center, the Global
                                     Infrastructure Fund and the Center for
                                     Global Partnership. He is also a member
                                     of the Georgia Institute of Technology
                                     advisory board. On October 15, 1993, Mr.
                                     Young was appointed by the Board of
                                     Directors to fill a vacancy on the Board.

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RATIFICATION OF APPOINTMENTS

Vacancies were created on the Board of Directors as a result of the resignations on October 15, 1993 of Alice S. Marriott (and the appointment of Mrs. Marriott as Director Emeritus), Sterling D. Colton, Floretta Dukes McKenzie, W. Mitt Romney and Gilbert M. Grosvenor. Acting upon the recommendation of its Nominating and Corporate Governance Committee (i) on October 15, 1993, the Board of Directors appointed Andrew Young to replace Mrs. Marriott for the balance of her term which expires at the 1994 Annual Meeting of Shareholders; and (ii) on December 2, 1993, the Board of Directors, appointed Ann Dore McLaughlin and Stephen F. Bollenbach for the balance of terms which expire at the 1994 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them to ratify the actions of the Board of Directors appointing Messrs. Young and Bollenbach and Ms. McLaughlin to fill the vacancies on the Board.

THE BOARD OF DIRECTORS OF THE COMPANY
UNANIMOUSLY RECOMMENDS
THAT SHAREHOLDERS VOTE FOR
RATIFICATION OF THE FOREGOING APPOINTMENTS.

NOMINEES

The Board of Directors of the Company comprises seven directors. The Certificate of Incorporation classifies the Board of Directors into three classes. Each director serves for three years. Vacancies were created on the Board of Directors as a result of the resignations on October 15, 1993 of Alice
S. Marriott (and the appointment of Mrs. Marriott as Director Emeritus), Sterling D. Colton, Floretta Dukes McKenzie, W. Mitt Romney and Gilbert M. Grosvenor. Acting upon the recommendation of its Nominating and Corporate Governance Committee (i) on October 15, 1993, the Board of Directors, appointed Andrew J. Young to replace Mrs. Marriott for the balance of her term which expires at the 1994 Annual Meeting of Shareholders; and (ii) on December 2, 1993, the Board of Directors, appointed Ann Dore

McLaughlin and Stephen F. Bollenbach for the balance of terms which expire at the 1994 Annual Meeting of Shareholders.

The terms of office of Andrew Young, Ann Dore McLaughlin and Stephen F. Bollenbach expire at the 1994 Annual Meeting of Shareholders. The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated and recommends the re-election of Mr. Young, Ms. McLaughlin and Mr. Bollenbach, each for a three-year term as director expiring at the 1997 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Young and Bollenbach, and Ms. McLaughlin.

If elected, Messrs. Young and Bollenbach and Ms. McLaughlin have consented to serve as directors for terms of three years and until their respective successors are elected and qualified. Further information with respect to the nominees is set forth under the preceding section entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

OWNERSHIP OF COMPANY SECURITIES

As of December 31, 1993, the Company had three outstanding classes of equity or equity-linked securities: Common Stock, Convertible Preferred Stock and Liquid Yield Option Notes ("LYONs"). In December 1993, the Company initiated a call of the LYONs to be redeemed in January 1994. Substantially all of the LYONs holders elected to convert into shares of Company Common Stock. The remainder of the LYONs were redeemed by the Company. None of the directors, nominees or executive officers owns shares of Convertible Preferred Stock.

Based upon a Schedule 13D filed with the Securities and Exchange Commission on September 27, 1993, the Company believes that a group including Gotham Capital III, L.P., Alfred Partners, L.P., Joel M. Greenblatt and Daniel L. Nir, each with an address of 100 Jericho Quadrangle, Jericho, New York, 11753, beneficially own 220,200 depositary shares representing 220.2 shares of the Convertible Preferred Stock. As of December 31, 1993, such holdings represent 75.41% of the approximately 286,000 then outstanding depositary shares of Convertible Preferred Stock and are convertible into approximately 4,219,000 shares of Company Common Stock.

Set forth below is the ownership as of February 28, 1994 of Company Common Stock by directors nominees, the chief executive officer and the four additional most highly compensated executive officers and certain former executive officers of the Company, as well as by all directors and executive officers (including such former executive officers) of the Company as a group, and to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock. The Company has no knowledge that any person is the beneficial holder of 5% or more of the LYONs.

Except as indicated in the footnotes thereto, the following table sets forth information as to the beneficial ownership of Company Common Stock as of February 28, 1994, by all directors and the persons listed in Table I as well as by directors and executive officers of the Company as a group and, to the best of the Company's knowledge, beneficial owners of 5% or more of Company Common Stock.

                                                                  % OF SHARES
                                       SHARES OF COMPANY         OUTSTANDING
                                         COMMON STOCK          (NET OF TREASURY
                                      BENEFICIALLY OWNED         SHARES) AS OF
NAME                                AS OF FEBRUARY 28, 1994    FEBRUARY 28, 1994
- ----                                -----------------------    -----------------
DIRECTORS:
R. Theodore Ammon..................           10,000                 0.01
Stephen F. Bollenbach..............            8,025(1)              0.01
J.W. Marriott, Jr..................        4,821,516(1)(3)(4)        3.24
Richard E. Marriott................        6,109,585(1)(3)(4)        4.11
Ann Dore McLaughlin................            1,000                 0.00(2)
Harry L. Vincent, Jr...............           11,100                 0.01
Andrew J. Young....................                0                 0.00
NON-DIRECTOR EXECUTIVE OFFICERS:
Matthew J. Hart....................            3,895(1)              0.00(2)
William W. McCarten................           13,429(1)              0.01
Stephen J. McKenna.................           14,104(1)              0.01
CERTAIN FORMER EXECUTIVE OFFICERS:
William J. Shaw....................           25,440(5)              0.02
William R. Tiefel..................           46,154(5)              0.03
ALL DIRECTORS AND EXECUTIVE OFFI-
 CERS AS A GROUP:                         11,066,933(6)              7.45(6)
CAPITAL GROWTH MANAGEMENT LIMITED
 PARTNERSHIP.......................        6,386,100(7)              6.22(7)
FORSTMANN-LEFF ASSOCIATES, INC.....        6,224,520(8)              6.10(8)

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(1) Does not include shares reserved, contingently vested or awarded under the
    Company's 1993 Comprehensive Stock Incentive Plan. For additional information, see Tables I through III below.
(2) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.

(3) Does not include: (i) 1,619,556 shares held in trust for the children and grandchildren of J.W. Marriott, Jr. or 1,089,759 shares held by his wife and children; (ii) 1,404,883 shares held in trust for the children and grandchildren of Richard E. Marriott or 451,709 shares held by his wife and children; (iii) 2,280,287 shares held by the J. Willard Marriott Foundation; (iv) 1,923,885 shares held by a charitable annuity trust, created by the will of J.Willard Marriott, to which his descendants have a remainder interest; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vi) 80,000 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vii) 2,302,729 shares held by a limited partnership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder; or (viii) 1,066,314 shares owned directly or beneficially by certain other members of the Marriott family. The shares referred to in this note aggregated 10.05% of the common shares outstanding (net of treasury shares) as of February 28, 1994.

(4) By virtue of their ownership of shares of common stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 26,317,368 shares or 17.71% of the total common shares outstanding (net of treasury shares) of the Company as of February 28, 1994. All directors, nominees and current executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 64,238 shares or 0.04% of the total common shares outstanding (net of treasury shares) as of February 28, 1994. In addition, the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust owned 575,855 shares or 0.39% of the total common shares outstanding (net of treasury shares) as of March 28, 1994.

(5) Mr. Shaw and Mr. Tiefel are included because they were officers of Marriott Corporation from January 1,1993 until the Distribution on October 8, 1993. At the time of the Distribution, Mr. Shaw and Mr. Tiefel became officers of Marriott International, Inc.

(6) Includes shares of Company Common Stock beneficially owned by the former executive officers listed on the table.

(7) Represents shares of Company Common Stock held in client accounts managed by Capital Growth Management Limited Partnership ("CGM") for which CGM has shared dispositive power (including 1,638,600 shares of Company Common Stock over which CGM holds sole voting power). CGM has disclaimed any beneficial interest in these shares but has voluntarily filed with the Securities and Exchange Commission a Schedule 13G under the Securities Exchange Act of 1934. The percentage of Company Common Stock presented in the table does not reflect the shares of Company Common Stock issued by the Company on January 20, 1994. The principal business address of CGM is One International Place, Boston, Massachusetts 02110.

(8) Represents shares of Company Common Stock held by Forstmann-Leff Associates, Inc. ("Forstmann") and its subsidiaries FLA Asset Management, Inc. ("FLA") and Stamford Advisors Corp. ("Stamford"). Forstmann has reported in a Schedule 13G under the Securities and Exchange Act of 1934, filed with the Securities and Exchange Commission, sole dispositive power over 4,658,465 shares and shared dispositive power over 1,530,955 shares. Of these shares, Forstmann has reported sole voting power over 3,802,165 shares and shared voting power over 720,900 shares. The percentage of Company Common Stock presented in the table does not reflect the shares of Company Common Stock issued by the Company on January 20, 1994. The principle business address of Forstmann, FLA and Stanford is 55 East 52nd St. New York, New York 10055.

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THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, the Board of Directors is composed of seven members, five of whom are not officers or employees of the Company. The Board met 14 times in 1993. Each director attended 75% or more of the meetings held during the time when he or she was a director.

The Board has adopted four standing committees: (i) Executive, (ii) Audit,
(iii) Compensation Policy, and (iv) Nominating and Corporate Governance.

The members of the Executive Committee are Richard E. Marriott (Chair), J.W. Marriott, Jr. and Harry L. Vincent, Jr. When the Board of Directors is not in session, this Committee is authorized to exercise all powers of the Board of Directors, subject to specific restrictions as to powers retained by the full Board of Directors. Retained powers include those relating to amendments to the certificate of incorporation and bylaws; mergers, consolidations, sales or exchanges involving substantially all of the Company's assets; declaration of dividends; and issuance of stock. The Executive Committee did not meet in 1993. No change in the membership of the Executive Committee is contemplated for 1994.

The Audit Committee is composed of the four directors who are not employees of the Company, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Andrew Young and Ann Dore McLaughlin. The Audit Committee meets at least three times a year with the independent auditors, management representatives, and internal auditors; recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee met three times in 1993. No membership changes are contemplated for 1994.

The Compensation Policy Committee is composed of three directors who are not employees of the Company, namely, Harry L. Vincent, Jr. (Chair), R. Theodore Ammon and Ann Dore McLaughlin. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas. The Compensation Policy Committee met eight times in 1993. No membership changes are contemplated for 1994.

The Nominating and Corporate Governance Committee is composed of three directors who are not employees of the Company, namely, Andrew Young (Chair), Harry L. Vincent, Jr. and Ann Dore McLaughlin. It considers candidates for election as Directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board. The Nominating and Corporate Governance Committee met two times in 1993. No change in the membership of the Committee is contemplated for 1994.

COMPENSATION OF DIRECTORS

Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors who are not officers receive an annual retainer fee of $25,000 as well as an attendance fee of $1,000 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission
(SEC) and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1993. All of these filing requirements were satisfied by the Company's executive officers and directors.


EXECUTIVE OFFICERS

  Set forth below is certain information with respect to the persons who are executive officers of the Company.

                                    BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE            AGE        AN EXECUTIVE OFFICER OF THE COMPANY
- --------------            ---       -------------------------------------
Richard E. Marriott        55 Richard E. Marriott joined the Company in 1965 and
 Chairman of the Board        has served in various executive capacities. In
                              1979, Mr. Marriott was elected to the Board of Di-
                              rectors. In 1984, he was elected Executive Vice
                              President and in 1986 he as elected Vice Chairman
                              of the Board of Directors. In 1993, Mr. Marriott
                              was elected Chairman of the Board. Mr. Marriott
                              also has been responsible for management of the
                              Company's government affairs functions.
Stephen F. Bollenbach      51 Stephen F. Bollenbach rejoined the Company in 1992
 Chief Executive Officer      as Executive Vice President and Chief Financial
 and President                Officer. He was named President and Chief Execu-
                              tive Officer of the Company in 1993. During the
                              period from 1982 to 1986, Mr. Bollenbach was Se-
                              nior Vice President--Finance and Treasurer of the
                              Company. He subsequently served as Chief Financial
                              Officer of Promus Companies from 1986 to 1990 and
                              served as Chief Financial Officer with the Trump
                              Organization from 1990 until he rejoined the Com-
                              pany.

                                    BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE            AGE        AN EXECUTIVE OFFICER OF THE COMPANY
- --------------            ---       -------------------------------------
William W. McCarten        45 William W. McCarten joined the Company in 1979 as
 Executive Vice               Vice President and Controller--Corporate Account-
 President and                ing. He was promoted to Vice President and Con-
 President--Host/Travel       troller of the Roy Rogers Division in 1982 and be-
 Plazas                       came Vice President--Group Finance in 1984. He was
                              named Vice President and Corporate Controller in
                              1985. Mr. McCarten was elected Senior Vice Presi-
                              dent--Finance and Corporate Controller in 1986. In
                              1991, he was elected Executive Vice President and
                              in 1992 was elected President--Host/Travel Plazas.
Matthew J. Hart            41 Matthew J. Hart joined the Company in 1981 as Man-
 Executive Vice               ager of Project Finance and was named Vice Presi-
 President and Chief          dent of Project Finance in 1984. He was appointed
 Financial Officer            Assistant Treasurer in 1987 and was appointed Se-
                              nior Vice President--Finance and Treasurer in
                              1991. Mr. Hart was named Executive Vice President
                              and Chief Financial Officer in 1993. Prior to
                              joining the Company, Mr. Hart spent five years
                              with Bankers Trust Company in the corporate lend-
                              ing division.
Stephen J. McKenna         53 Stephen J. McKenna joined the Company in 1973 as
 Senior Vice President        an attorney. He was appointed Assistant General
 and General Counsel          Counsel in 1976, and was promoted to Vice Presi-
                              dent and Assistant General Counsel in 1986. He be-
                              came Vice President and Associate General Counsel
                              in 1990 and became Senior Vice President and Gen-
                              eral Counsel in 1993. Prior to joining the Compa-
                              ny, Mr. McKenna was employed as an attorney in the
                              airline and aircraft manufacturing industries.
Jeffrey P. Mayer           37 Jeffrey P. Mayer joined the Company in 1986 as Di-
 Senior Vice President--      rector--Corporate Accounting. He was promoted to
 Finance and Corporate        Assistant Controller--Corporate Accounting in 1987
 Controller                   and Vice President--Corporate Accounting in 1989.
                              He was appointed Vice President--Project Finance
                              in the Company's Treasury Department in 1991 and
                              Senior Vice President--Finance and Corporate Con-
                              troller in 1993. Prior to joining the Company, Mr.
                              Mayer spent eight years with Arthur Andersen & Co.

CURRENT COMPENSATION

Summary of Compensation

Table I below sets forth a summary of the compensation paid during the last fiscal year to the chief executive officer of the Company and the additional four most highly compensated executive officers and certain former executive officers of the Company.

TABLE I

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                               ------------------------------------
                                      ANNUAL COMPENSATION             AWARDS                PAYOUTS
                                 ----------------------------- ---------------------------- -------
                                                        OTHER  RESTRICTED
                                                       ANNUAL    STOCK           SECURITIES         ALL OTHER
                                                       COMPEN-   AWARDS          UNDERLYING  LTIP    COMPEN-
NAME AND PRINCIPAL        FISCAL SALARY(2)(3) BONUS(4) SATION  (5)(6)(7)          OPTIONS   PAYOUTS SATION(8)
POSITION                   YEAR      ($)        ($)      ($)      ($)               (#)       ($)      ($)
- ------------------        ------ ------------ -------- ------- ----------        ---------- ------- ---------
Richard E. Marriott        1993    230,770    110,769    --    1,222,157(9)             0       0     10,693
   Chairman of the         1992    210,000    100,800    --       42,080           14,500       0     10,078
   Board                   1991    214,039    101,026    --       20,205           16,200       0      7,196
Stephen F. Bollenbach(1)   1993    473,077    327,370    --    6,644,470(9)(10)         0       0     13,077
   Chief Executive         1992    380,769    255,115    --      304,156          193,000       0    150,000(11)
   Officer and President
William W. McCarten        1993    280,705    116,773    --    1,166,712(9)             0       0     12,854
   Executive Vice          1992    245,024    115,896    --       23,181           23,000       0     13,073
   President               1991    249,736    157,334    --       28,178           25,000       0     12,081
Matthew J. Hart            1993    220,191    142,243    --    1,171,812(9)             0       0     11,172
   Executive Vice          1992    189,921    123,448    --       24,688           16,500       0      9,083
   President               1991    165,273     63,835    --       18,002           13,200       0      7,421
Stephen J. McKenna         1993    195,178    119,009    --      595,482(9)             0       0      7,947
   Senior Vice President   1992    178,792     98,336    --       19,663           10,000       0      8,829
   and General Counsel     1991    171,916     93,694    --       18,742           10,800       0      8,034
J.W. Marriott, Jr.(12)     1993    557,692    495,013    --            0                0       0     38,069
   Former Chairman of      1992    725,000    617,288    --      199,261          114,000       0     40,967
   the Board and           1991    738,942    539,428    --      107,879          125,000       0     21,151
   President
William J. Shaw(13)        1993    365,385    245,116    --            0                0       0     14,971
   Former Executive        1992    471,154    304,837    --      107,986           68,000       0      4,943
   Vice President          1991    458,654    309,591    --      361,913           85,000       0      4,800
William R. Tiefel(14)      1993    346,154    228,622    --            0                0       0     20,571
   Former Executive        1992    444,231    288,750    --      102,184           68,000       0     21,262
   Vice President          1991    331,250    212,000    --      342,399           60,000       0     14,155

- --------
(1) Mr. Bollenbach joined the Company as Executive Vice President and Chief Financial Officer on March 2, 1992.
(2) Fiscal year 1991 base salary earnings were for 53 weeks.
(3) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan').

(4) Bonus includes the amount of cash bonus earned pursuant to the named individual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year.

(5) As part of its long-term compensation program for executive officers, the Company awards shares of restricted stock pursuant to the Company's 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Plan") and previously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan"), predecessor plans to the Comprehensive Stock Plan. For Mr. R.E. Marriott such restricted shares are as follows: for 1991, 1,229 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan; for 1992, 963 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 1,275 shares of restricted stock awarded under the Company's Restricted Stock Plan; for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Bollenbach such restricted shares are as follows: for 1992, 2,437 shares awarded under the Company's Deferred Stock Plan and 15,000 shares awarded under the Company's Restricted Stock Plan; for 1993, 7,124 shares awarded under the Company's Deferred Stock Plan and 900,000 shares under the Company's Comprehensive Stock Plan. For Mr. McCarten such restricted shares are as follows: for 1991, 1,914 shares awarded under the Company's Deferred Stock Plan; for 1992, 1,107 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,541 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Hart such shares of restricted stock are as follows: for 1991, 1,095 shares awarded under the Company's Deferred Stock Plan; for 1992, 1,179 shares awarded under the Company's Deferred Stock Plan; for 1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. McKenna such restricted shares are as follows: for 1991, 1,140 shares awarded under the Company's Deferred Stock Plan; for 1992, 939 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. J.W. Marriott such restricted shares are as follows: for 1991, 6,562 shares awarded under the Deferred Stock Plan; for 1992, 5,896 shares awarded under the Company's Deferred Stock Plan and 4,410 shares awarded under the Company's Restricted Stock Plan. For Mr. Shaw such restricted shares are as follows: for 1991, 3,766 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Company's Restricted Stock Plan; for 1992, 2,912 shares awarded under the Deferred Stock Plan and 2,735 awarded under the Company's Restricted Stock Plan. For Mr. Tiefel such restricted shares are as follows: for 1991, 2,579 shares awarded under the Company's Deferred Stock Plan and 20,000 shares awarded under the Company's Restricted Stock Plan; for 1992, 2,758 shares awarded under the Company's Deferred Stock Plan and 2,585 shares awarded under the Company's Restricted Stock Plan. The restricted shares reported in Table I and in this footnote are shares subject to "General Restrictions" (see footnote 8 below). Restricted shares with "Performance Restrictions" (see footnote 8 below) awarded as long term incentive plan ("LTIP") awards are excluded. Such LTIP awards are reported at Table III and discussed in the section entitled "Restricted Stock" in the Report on Executive Compensation of the Compensation Policy Committee of the Board of Directors.

(6) Pursuant to the Employee Benefits Allocation Agreement, the intercompany agreement between Host Marriott and Marriott International regarding employment and benefit issues arising from the Distribution, each participant in the Marriott Corporation Restricted Stock Plan received one share of Marriott International Common Stock for each share of Marriott Corporation common stock held by the plan participant on the Distribution Date. Both the Marriott Corporation restricted shares (now Host Marriott Corporation shares) and Marriott International restricted shares are subject to continued employment and other vesting conditions. In accordance with the Employee Benefits Allocation Agreement, each participant in the Marriott Corporation Deferred Plan could elect to receive either one share of Company Stock and one share of Marriott International Common Stock or an equivalent value entirely in Company Common Stock. As a result of this election, Messrs. J.W. Marriott, R.E. Marriott, Shaw, McCarten, Hart and McKenna elected to convert their outstanding Deferred Bonus Stock Awards into one share each of Company Common stock and Marriott International Common Stock. Mr. Bollenbach elected to convert his outstanding awards entirely into shares of Company Stock. Mr. Tiefel elected to convert his outstanding awards entirely into shares of Marriott International Common Stock. In all cases, the value of the award immediately after the adjustment was equal to the value of the award immediately before the adjustment.

(7) The Deferred Stock Bonus Awards granted by the Company are generally derived based on dividing twenty percent of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggregate number and value of shares of Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 8 below) held by each identified executive officer as of the end of the fiscal year 1993 is as follows: Mr. R.E. Marriott, 447,926 shares valued at $4,116,440; Mr. Bollenbach, 1,525,180 shares valued at $14,016,404; Mr. McCarten, 391,171 shares valued at $3,594,862; Mr. Hart, 369,325 shares valued at $3,394,097;
    Mr. McKenna, 217,537 shares valued at $1,999,165; Mr. J.W. Marriott, Jr., 148,410 shares valued at $1,363,888; Mr. Shaw, 75,764 shares valued at $696,271; Mr. Tiefel, 20,000 shares valued at $183,800. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.

(8) With the exception of Mr. Bollenbach's amount for 1992, amounts included as "All Other Compensation" represent matching Company contribution amounts received under one or both of the Profit Sharing Plan and the Deferred Compensation Plan. For Mr. R.E. Marriott, $4,269 was attributable to the Profit Sharing Plan and $6,424 was attributable to the Deferred Compensation Plan. For Mr. Bollenbach, $4,870 was attributable to the Profit Sharing Plan and $8,207 was attributable to the Deferred Compensation Plan. For Mr. McCarten, $4,179 was attributable to the Profit Sharing Plan and $8,675 was attributable to the Deferred Compensation Plan. For Mr. Hart, $4,161 was attributable to the Profit Sharing Plan and $7,011 was attributable to the Deferred Compensation Plan. For Mr. McKenna, $4,261 was attributable to the Profit Sharing Plan and $3,686 was attributable to the Deferred Compensation Plan. For Mr. J.W. Marriott, Jr., $3,708 was attributable to the Profit Sharing Plan and $34,362 was attributable to the Deferred Compensation Plan. For Mr. Shaw, $5,094 was attributable to the Profit Sharing Plan and $9,877 was attributable to the Deferred Compensation Plan. For Mr. Tiefel, $3,708 was attributable to the Profit Sharing Plan and $16,863 was attributable to the Deferred Compensation Plan.

(9) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. McCarten, Mr. Hart and Mr. McKenna. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E. Marriott, Mr. Bollenbach, Mr. McCarten, Mr. Hart and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued employment ("General Restrictions") which vest ratably over a five or ten year period or at the end of a five or ten year period and an award of shares subject to performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and revision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant. Restricted stock awards subject to Performance Restrictions are presented as long term incentive plan ("LTIP") awards on Table III.

(10) Includes 900,000 shares of restricted common stock awarded to Mr. Bollenbach by the Board of Directors on October 29, 1993. See footnote 8 above. Pursuant to this award, 400,000 shares are subject to General Restrictions and vest ratably over a five year period and 500,000 shares are subject to General Restrictions and vest on the fifth anniversary of the date of award.

(11) Mr. Bollenbach received a one-time payment of $150,000 pursuant to the Company's relocation program.

(12) In connection with the Distribution, Mr. J.W. Marriott, Jr. resigned his positions as Chairman of the Board and President of the Company effective October 8, 1993. Mr. Marriott remains a director of the Company.

(13) In connection with the Distribution, Mr. Shaw resigned his position as Executive Vice President and President of the Company's Contract Services Group effective October 8, 1993. Mr. Shaw had assumed these duties on February 10, 1992. Prior to such date, Mr. Shaw served as Executive Vice President and Chief Financial Officer.

(14) In connection with the Distribution, Mr. Tiefel resigned his position as Executive Vice President effective October 8, 1993.

  Aggregated Stock Option Exercises and Year-End Value. Table II below sets forth, on an aggregated basis, information regarding the exercise during the 1993 fiscal year of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on December 31, 1993 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal year 1993.

TABLE II
                    AGGREGATED STOCK OPTION EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                   SHARES             OPTIONS AT FISCAL YEAR-END  IN-THE-MONEY OPTIONS AT
NAME                             ACQUIRED ON  VALUE             (#)(1)            FISCAL YEAR-END ($)(2)
- ----                              EXERCISE   REALIZED -------------------------- -------------------------
                         COMPANY     (#)       ($)    EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ------- ----------- -------- ------------ ------------- ----------- -------------
R. E. Marriott..........     HM         0          0     60,475        30,225       301,521      174,720
                             MI         0          0     60,475        30,225       631,030      413,165
                          Total         0          0    120,950        60,450       932,551      587,885
S. F. Bollenbach........     HM         0          0     48,250       144,750       284,142      852,426
                             MI         0          0     48,250       144,750       682,592    2,047,777
                          Total         0          0     96,500       289,500       966,734    2,900,203
W. W. McCarten..........     HM     8,000    103,920    127,657        46,250       698,973      254,357
                             MI    29,750    342,733     46,800        46,250       463,237      584,664
                          Total    37,750    446,653    174,457        92,500     1,162,210      839,021
M. J. Hart..............     HM         0          0     36,763        22,100       194,741      133,614
                             MI         0          0     36,763        22,100       429,545      327,938
                          Total         0          0     73,526        44,200       624,286      461,552
S. J. McKenna...........     HM    14,000    172,180     83,432        17,525       474,173      110,404
                             MI         0          0     34,425        17,525       410,825      279,668
                          Total    14,000    172,180    117,857        35,050       884,998      390,072
J.W. Marriott, Jr.......     HM         0          0    487,250       236,750     2,389,744    1,365,619
                             MI         0          0    487,250       331,750     4,926,138    3,472,295
                          Total         0          0    974,500       568,500     7,315,882    4,837,914
W. J. Shaw..............     HM    19,125    231,846    351,125       139,750     1,834,321      834,474
                             MI         0          0    351,125       195,750     4,404,150    2,174,499
                          Total    19,125    231,846    702,250       335,500     6,238,471    3,008,973
W. R. Tiefel............     HM     6,000     78,600    176,200       105,750       984,222      632,299
                             MI         0          0    176,200       161,750     2,290,180    1,684,988
                          Total     6,000     78,600    352,400       267,500     3,274,402    2,317,287

- --------
(1) In connection with the Distribution, and pursuant to the Company's 1976 Employee Stock Option Plan, all Company stock options were adjusted to reflect the effects of the Distribution. Each non-qualified stock option held by a Company employee (or retiree) prior to the Distribution was effectively converted into two separate options: a Company option and a Marriott International Option, in both cases for a number of shares equal to the underlying Company option. The exercise price of the underlying Company option was allocated to the two options pursuant to a formula designed to preserve the economic value of the underlying Company option prior to the Distribution. Each incentive stock option held by an employee remaining a Company employee after the Distribution was adjusted in number and as to the exercise price in order to preserve the economic value of each such incentive stock option immediately prior to the Distribution.

(2) Based on a per share price for Company Common Stock of $9.19 and a per share price for Marriott International of $28.69. These prices represent the average of the high and low trading prices for a share on December 31, 1993.

  Long-Term Incentive Plan ("LTIP") Awards. Table III below sets forth information regarding Restricted Stock Awards subject to certain performance criteria granted by the Company under the Comprehensive Stock Plan and previously awarded by the Company under the Company's Restricted Stock Plan to the persons listed on Table I above in respect of the 1993 fiscal year.

  The Board of Directors may, upon the recommendation of its Compensation Policy Committee, award to certain key employees shares of restricted stock which vest upon satisfaction of specified performance objectives. The award of such performance-restricted stock is maintained in the name of the recipient in an account at the transfer agent and is restricted from further transfer, sale, alienation or hypothecation, until such time as the conditions restricting transfer have been satisfied. Such conditions include continued employment, non-competition, proper conduct, and attainment of specified Company business objectives. While such restricted shares are maintained on account, the award recipient is entitled to vote such shares and receive any dividends if dividends on common shares are declared. Upon satisfaction of the business objectives and all other conditions, the shares are released from restrictions and may be sold or transferred by the employee. The performance objectives for 1994 relate to cash coverage of interest, maintaining an acceptable level of total Company debt in relation to total cash flow, free cash flow, favorable asset disposition, stock price appreciation and fostering a strategic alliance with Marriott International, Inc. in lodging opportunities.

TABLE III

             LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

                                     NUMBER OF PERFORMANCE OR OTHER PERIOD UNTIL
NAME                                  SHARES        MATURATION OR PAYOUT(1)
- ----                                 --------- ---------------------------------
Richard E. Marriott.................  240,000              10 Years(2)
Stephen F. Bollenbach...............  600,000               5 Years(2)
William W. McCarten.................  216,000               5 Years(2)
Matthew J. Hart.....................  216,000               5 Years(2)
Stephen J. McKenna..................  108,000               5 Years(2)
J.W. Marriott, Jr...................        0                   --
William J. Shaw.....................        0                   --
William R. Tiefel...................        0                   --

- --------

(1) The vesting procedures and rules governing forfeitability of these awards are discussed in this section "Long-Term Incentive ("LTIP") Awards" and in the section entitled "Restricted Stock" in the Report on Executive Compensation of the Compensation Policy Committee of the Board of Directors.

(2) Represents awards of shares of restricted stock that may vest on a pro-rata basis over a ten or five year period subject to the satisfaction of certain Performance Restrictions established by the Compensation Policy Committee of the Board of Directors. See footnote 8 to Table I. The vesting provisions governing these awards are subject to review and revision by the Compensation Policy Committee.

REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

The Compensation Policy Committee of the Board of Directors is charged with overseeing and administering the executive pay program for the Company. This report provides details and background information regarding that program.

THE BUSINESS

Host Marriott Corporation is the leading operator of airport and tollroad food, beverage and merchandise concessions, and one of the largest owners of real estate holdings in the lodging industry. The Company has adopted a long-term business strategy to maximize cash flow, lower its cost of debt, and partner with Marriott International, Inc. through equity participation in appropriate business opportunities. While Host Marriott is the continuing entity formally known as Marriott Corporation, it has significantly different business economics as a result of the Distribution, with a new management team responsible for achieving its long-term strategy.

THE COMMITTEE

The Compensation Policy Committee (the "Committee") is composed of three independent members of the Board of Directors who have no interlocking relationships as defined by the Securities and Exchange Commission. The Committee approves the executive compensation programs and policies of the Company. The Committee also evaluates the performance of senior management. The Committee met eight times during the year, including four times during the period between the Distribution on October 8, 1993 and the end of the fiscal year.

GOALS OF THE PROGRAM

The Committee has established three primary objectives for the executive compensation program. They are to:

  . Provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals.

  . Foster a strong relationship between shareholder value and executive compensation programs and rewards by having a significant portion of compensation comprised of equity-based incentives.

  . Provide overall levels of compensation that are competitive, reflective of performance, and provide the means to attract, retain and motivate highly qualified executives.

COMPETITIVENESS TARGETS

To establish compensation targets, the Committee uses data from independent consultants that reflect compensation practices at a large group of general industry companies ("the survey data"). These surveys contain a broader group of companies than the comparator group used in the performance graph. The Committee believes that targeting compensation at a diverse group of companies appropriately reflects the labor market for Host Marriott executives. It also believes that a focus on the median level of compensation reflected in the survey data strikes an appropriate balance between the need to control costs and the need to retain an experienced and effective management team.

Total compensation levels (base salary, target bonus and long-term incentive awards) are established at the median level of compensation based on the survey data. Consistent with the philosophy of aligning shareholder value with executive compensation, long-term incentive awards represent a substantial portion of the targeted total pay package for executive officers.

Following is a discussion of each element of the pay package.

TOTAL CASH COMPENSATION

Base salary and bonus together equal total cash compensation. The Committee sets Host Marriott's salary range midpoints and target bonuses such that the total of the two is at the median level of total cash compensation for similar positions in the survey data.

BASE SALARY

The Committee regularly reviews each executive's base salary and approves the assignment of each senior executive to a salary grade with a midpoint based on the survey data. Actual base salaries fall in a range around the midpoint, based on tenure, experience and individual performance.

Increases to base salary are primarily driven by individual performance. They also reflect position within the salary range and the salary increase guidelines established for the Company.

ANNUAL INCENTIVE

The Annual Incentive Plan promotes the Company's pay for performance philosophy by providing executives with financial incentives to achieve key business and individual performance objectives. For most objectives, minimum, target and maximum levels of performance are established. Actual performance is measured relative to this range, and no payout is made if the minimum level of performance is not achieved.

The 1993 incentive plan objectives for executive officers were established by Marriott Corporation and then adjusted to reflect the impact of the Distribution. The incentive plan included objectives related to Company (and, in some cases, business group) financial performance, individual performance, and customer satisfaction.

The 1993 performance measures and weightings for the Chief Executive Officer were corporate cash flow (35%), corporate cash flow coverage of interest (25%), individual objectives (33%) and customer satisfaction (7%). Measures and weightings for other executive officers were similar to those of the CEO, and in all cases reflected a high level of emphasis on corporate or business group financial performance.

Target levels of incentive awards ranged from 30% to 45% of eligible fiscal year base salary. Maximum incentive awards ranged from 40% to 70% of eligible fiscal year base salary. During 1993, Marriott Corporation exceeded the maximum level of performance for the cash flow coverage of interest objectives. Performance for cash flow and customer satisfaction were both slightly below the maximum level of performance. Performance for individual objectives was at the maximum performance level. In total, actual 1993 bonuses were paid at slightly less than maximum.

STOCK INCENTIVES

The Company provides long-term incentives through its 1993 Comprehensive Stock Incentive Plan. Restricted stock, stock options and Deferred Stock Awards are permitted under the plan. The Committee believes that management's interest should be aligned with those of shareholders, and that stock ownership is an efficient and effective way to accomplish this.

The Committee is responsible for administering the plan, for approving awards made under the plan, and for certifying that established performance goals have been satisfied.

RESTRICTED STOCK

Restricted stock is the primary long-term incentive vehicle for senior executives. Its purpose is to provide an incentive to senior executives to manage the Company in a manner that creates significant long-term value for shareholders. Restricted stock grants are authorized by the Company's 1993 Comprehensive Stock Incentive Plan (the "Plan") approved by shareholders at the 1993 annual shareholders meeting. The Plan permits the Committee to make awards with either "General Restrictions" relating to continued employment ("time-based" awards) or awards with "Performance Restrictions" established by the Committee ("performance-based" awards). As a general rule, unvested restricted shares are forfeited upon termination of employment.

Pursuant to the Plan, certain senior executives of the Company received separate time-based and performance-based awards in 1993. These executives are the Chairman, the Chief Executive Officer, and the direct reports of the Chief Executive Officer (the "Executive Staff") and the direct reports of these individuals. In total, 21 senior executives received awards. For the Chairman, the Chief Executive Officer and the Executive Staff, restricted stock grants were awarded during 1993 that approximate five times the median annual long-term incentive award values found in the survey data. For the individuals who report to the Executive Staff, grants were made that approximate three times the median annual long-term incentive award values. Current stock ownership was not considered in determining grant size.

The Committee made these "front-loaded" grants in order to maximize the stock ownership of senior executives and thereby provide a high level of motivation. The total number of shares granted to each executive as time-based and performance-based awards was designed to approximate the median compensation opportunity of the survey data utilizing a stock price consistent with the valuation provided by the Company's independent financial advisors. Sixty percent of the restricted stock granted to each executive consists of a performance-based award and forty percent of the shares are contained in a separate time-based award. These awards may vest ratably over the five or three-year periods if the applicable conditions are satisfied. The Chairman's award may vest ratably over a ten (10) year period. The awards are presently intended to be the only long-term incentive grants made to these participants during the vesting period.

The performance criteria applicable to the performance-based awards will be determined at the beginning of each year by the Committee. The performance measures adopted for 1994 are cash coverage of interest, maintaining an acceptable level of total Company debt in relation to total cash flow, free cash flow, favorable asset disposition, stock price appreciation and fostering a strategic alliance with Marriott International, Inc. in lodging opportunities.

DEFERRED BONUS STOCK AWARDS

Through deferred bonus stock awards, approximately 500 managers are eligible to receive an award of shares equal to 20% of their annual cash bonus. The award is distributed ratably over a ten-year period, or at retirement if so elected by certain levels of management. The award is contingent upon continued employment.

Compensation of the Chief Executive Officer

BASE SALARY

Mr. Bollenbach's 1993 base salary while employed at Marriott Corporation as Chief Financial Officer prior to the Distribution was $450,000. In recognition of his new role as Chief Executive Officer of Host Marriott, the Committee approved an increase in base salary to $550,000 effective October 9, 1993. This salary is slightly below the median for the survey group.

ANNUAL INCENTIVE AWARD

Mr. Bollenbach's target annual incentive award for 1993 was 45% of base salary, and his maximum payout is 70% of base salary. As noted above, during 1993 Marriott Corporation exceeded the maximum level of performance for cash flow coverage of interest and performed near maximum in cash flow and customer satisfaction. In addition, Mr. Bollenbach accomplished his individual objectives, including successful completion of the special dividend to shareholders of Marriott Corporation. As a result, his 1993 award payout was $327,370, or 69.2% of salary.

DEFERRED BONUS STOCK AWARD

Twenty percent of Mr. Bollenbach's 1993 annual incentive award was equal to 7,124 shares of Host Marriott deferred bonus stock. Beginning in 1994, he will no longer be eligible to receive deferred bonus stock awards.

RESTRICTED STOCK AWARD

During 1993, Mr. Bollenbach received two grants totaling 1,000,000 shares of restricted stock that may vest 20% per year over a five-year period. Of these shares, one grant for 40% of the total shares is a time-based award which may vest based on continued employment, and the other grant for the balance may vest based on the achievement of performance goals established by the Committee.

In addition, Mr. Bollenbach received a time-based award of 500,000 restricted shares that may vest at the end of five years based on his continued employment with Host Marriott. This one-time grant was made in recognition of his unique contributions related to the special dividend and split of Marriott Corporation and his continuing importance to the Company.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

The Omnibus Budget Reconciliation Act of 1993 added provisions to the Internal Revenue Code under Section 162(m) which deny a tax deduction to any publicly held corporation for individual employee annual compensation in excess of $1,000,000 for certain employees. However, performance-based compensation can be excluded from the limitation provision so long as it meets certain requirements.


The Committee's policy is to consider the impact of the new law for its shareholders by qualifying as much of the executive compensation programs for the performance-based exclusion as is possible. The Committee strongly believes that judgmental evaluation of senior executives' strategic and qualitative performance is an important adjunct to evaluation against quantitative criteria. Steps have been taken to secure the performance-restricted stock based exclusion for the performance-based grants. However, the Committee anticipates that the Company may lose deductions in future restricted stock years with respect to vesting of the time-based grants. The Committee will consider steps it could take to secure a performance-based exclusion for awards for 1995 and future years under the Annual Incentive Plan.

SUMMARY

The Committee believes that the compensation programs of the Company are effective in serving both the Company and its shareholders, in both the short term and the long term.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

  Harry L. Vincent, Jr., Chairman
  R. Theodore Ammon
  Ann Dore McLaughlin

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500 Index"), the Standard and Poor's Corporation Hotel/Motel Composite Index (the "S&P Hotel/Motel Index"), and a peer group index ("Peer Group") of companies over the period of December 31, 1988 through February 28, 1994. The graph assumes an investment of $100 on December 30, 1988 in the Company's Common Stock and in each of index and the reinvestment of all dividends, including the Company's distribution of Marriott International on October 12, 1993, to shareholders, which is treated as a reinvested special dividend.

The Peer Group index consists of the following companies: Catellus Development Corp., Hilton Hotels Corp., Hospitality Franchise System, Inc., La Quinta Inns, Inc., Marriott International, Inc., Red Lion Inns Corp. LF, The Rouse Company, and Del Webb Corp. Management believes that after the distribution of Marriott International, these companies provide a better comparison to the Company's businesses and operations (including its real estate holdings) than the S&P Hotel/Motel Index. The Company does not anticipate presenting the S&P Hotel/Motel Index for purposes of comparison in future proxy statements.

                            [GRAPH APPEARS HERE]

                  COMPARISONS OF FIVE YEAR CUMULATIVE TOTAL
                             SHAREHOLDER RETURNS

                      1988    1989    1990    1991    1992    1993    1994
Host Marriott Corp.  100.00  106.31   34.09   54.87   69.60  161.70  217.08
S&P 500 Comp-Ltd.    100.00  131.59  127.49  166.17  178.81  196.75  197.04
Peer Group           100.00  138.25   70.11   82.59   85.72  124.97  135.36
Hotel-Motels         100.00  131.40   49.98   65.94   92.74  172.78  187.84

CERTAIN TRANSACTIONS

In 1985, the Company sold for $10.03 million a 10.32% equity interest in the Times Square Hotel Company partnership ("TSHCO"), owner of the New York Marriott Marquis Hotel, to MM Times Square Hotel Investors ("MM Times Square"), a limited partnership which includes J.W. Marriott, Jr. and Richard E. Marriott as partners. The Company received cash at closing of $3.15 million and a $6.88 million nonrecourse promissory note due September 1, 2015 with interest at 12% per annum, collateralized by the ownership interest sold. At the same time, the Company sold a 28.68% interest in TSHCO to an unrelated third-party for approximately $26.3 million on essentially the same terms.

Preliminary agreements were reached in 1991 with the purchaser of the 28.68% interest, and in 1992 with MM Times Square, to restructure the respective promissory notes payable to the Company. During the fourth quarter of 1992, the purchaser of the 28.68% interest informed the Company that he would not be making further payments on his promissory note. In view of this action, the restructurings of the promissory notes with both TSHCO and MM Times Square have been discontinued and, in early 1994, the Company foreclosed on the 28.68% interest. The Company also agreed in early 1994 to accept from MM Times Square a transfer of a 7.23% equity interest in TSHCO in exchange for cancellation of the outstanding debt.

The Company was renamed Host Marriott Corporation on October 8, 1993 as a result of a special dividend (the "Distribution") which split the Company's businesses between the Company and Marriott International, Inc. ("Marriott International"). Prior to October 8, 1993, Marriott International was a wholly-owned subsidiary of the Company. Thereafter, the Company retained capital intensive lodging real estate business (the "Ownership Business") and airport/tollroad concessions business (the "Host/Travel Plazas Business"), while Marriott International took over the management of the lodging and service management businesses (the "Management Business"). The Company and its subsidiaries and Marriott International and its subsidiaries have entered into certain relationships following the Distribution. By reason of their ownership of shares of common stock of Marriott International and their positions as Chairman and director, respectively, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Prior to the Distribution, the Company and Marriott International entered into the Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Distribution, (ii) the Distribution,
(iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Distribution.

Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the Company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connection with the Distribution Agreement also set forth certain specific allocations of liabilities between the Company and Marriott International.

Under the Distribution Agreement, Marriott International has a right to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The purchase right terminates on the tenth anniversary of the Distribution. In addition, under the Distribution Agreement, Marriott International has a right of first offer if the Company decides to sell all or any substantial portion of the Host/Travel Plazas Business.

Among the other agreements between the Company and Marriott International are:

(i) Lodging Management Agreements. Marriott International and certain of its subsidiaries entered into management agreements with the Company and certain of its subsidiaries (the "Lodging Management Agreements") to manage for fees, the Marriott Hotels, Resorts and Suites, Courtyard hotels, Residence Inns and Fairfield Inns owned by the Company and its subsidiaries.

(ii) Senior Living Services Lease Agreements. Marriott International has entered into lease agreements with the Company (the "Senior Living Services Lease Agreements") to operate the 14 senior living facilities (including one under development) owned by the Company and its subsidiaries. Under the terms of the Senior Living Services Lease Agreements, Marriott International will pay or reimburse the Company for all costs and expenses (including property taxes) associated with the facilities, and in addition will pay rent to the Company.

(iii) Credit Agreement. Marriott International and a subsidiary of the Company have entered into a Credit Agreement pursuant to which the subsidiary has the right to borrow from Marriott International up to $630 million.

(iv) Philadelphia Mortgage. Marriott International is providing first mortgage financing for the Philadelphia Marriott hotel to be constructed by the Company.

(v) Tax Sharing Agreement. The Company and Marriott International have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution.

(vi) Host Consulting Agreement. Pursuant to the Host Consulting Agreement, Marriott International has agreed to provide certain consulting and advisory services to the Company and its subsidiaries with respect to certain operational matters involving the Host/Travel Plazas Business. The Host Consulting Agreement has an annual base fee of $500,000 and runs for an initial three-year term and thereafter will automatically renew for additional one-year terms unless cancelled by either party.

(vii) Noncompetition Agreement. The Company and Marriott International entered into a noncompetition agreement (the "Noncompetition Agreement") that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and the Company.

(viii) Transitional Services Agreements. Marriott International and the Company entered into a number of agreements pursuant to which Marriott International has agreed to provide certain services to the Company and its subsidiaries for a transitional period. Such services are to be provided on market terms and conditions.

On December 30, 1993, a subsidiary of the Company entered into a contract to sell a parcel of land in San Antonio, Texas to JWM Family Enterprises, L.P., a partnership which is comprised of members of J.W. Marriott, Jr.'s immediate family. The purchase price was determined by using an appraisal prepared by an unaffiliated, professional land appraisal firm. The partnership intends to develop a Residence Inn on the land.

APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen & Co., a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries for fiscal year 1994. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting and will be available to respond to appropriate questions.

VOTE REQUIRED

The action of the Board of Directors in appointing Arthur Andersen & Co. as the Company's auditors for fiscal year 1994 is subject to ratification by an affirmative vote of the holders of a majority of shares of Company Common Stock entitled to notice of and to vote at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY
UNANIMOUSLY RECOMMENDS A VOTE FOR
SUCH APPOINTMENT.

SHAREHOLDER PROPOSAL TO LIMIT
COMPENSATION PAYABLE TO COMPANY
EMPLOYEES AND CONSULTANTS

Murray Katz and Beatrice M. Katz of 11435 Monterrey Drive, Silver Spring, MD 20902, as joint record holders of 1,500 shares of Company Common Stock, have notified the Company of their desire to introduce the following proposal for action at the Annual Meeting.

  "RESOLVED: That the shareholders of [Host] Marriott Corporation recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States," that is, no more than $400,000.

  "REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

  "While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.

  "Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuse of power.

  "Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is a general perception in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the policy of Boards of Directors. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.

  "Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

  "Last year a similar proposal received 5.2% of the stockholder's [sic] vote.

  "If YOU AGREE, please mark your proxy FOR this resolution."

The Board of Directors has considered this proposal (as has the Compensation Policy Committee) and, as it did last year, recommends that shareholders vote against it for the following reasons: Compensation payable to the Company's executives and directors is subject to careful review and approval by the Compensation Policy Committee of the Board of Directors which consists of outside directors not otherwise employed by the company. As noted in its Compensation Policy Committee Report on Executive Compensation, the Compensation Policy Committee fixes executive compensation on the basis of comparability to other similarly situated corporations and with respect to attainment by the Company of its budgetary goals as well as attainment by the individual of other specific objectives. The office of the President of the United States is a political office of limited duration with an entirely different compensation structure from that of a corporate employee or that paid to a director. Comparability is made particularly difficult by the fact that the President of the United States, in addition to receiving a salary, also receives a non-accountable expense allowance, use of a residence and secondary residence, a generous pension following only a few years of service, and many other items of non-cash compensation. For all of these reasons the Board of Directors is of the opinion that linking the compensation of Company employees and directors to that of the President of United States is unrealistic and without merit. Furthermore, the Board of Directors deems it highly unlikely, if not impossible, that the Company could attract competent executive level employees if compensation were limited to a level which is so much below compensation levels at competing employers. Consequently the Board of Directors believes that the proposed resolution, if implemented, would be detrimental to the best interests of the Company and its shareholders.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST SUCH PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS ANNUALLY

A shareholder (Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037), who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

  "RESOLVED: That the stockholders of Host Marriott Corporation recommend that the Board take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

In support of the resolution, Mrs. Davis has submitted the following statement:

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to all shareholders every year and to a certain extent prevents the self-perpetuation of the Board."

  "Last year the owners of 22% of shares voting, voted for a similar resolution at the Marriott Corporation."

  "If you AGREE, please mark your proxy FOR this proposal."

This proposal has been submitted at the last eight Annual Meetings of Shareholders and was overwhelmingly defeated on each occasion. The Board of Directors has again considered the proposal (as has the nominating and Corporate Governance Committee) and again recommends that shareholders vote "against" it for the following reasons: At the 1984 Annual Meeting of Shareholders, holders of more than 86% of the shares of the Company's common stock approved an amendment to the Company's Certificate of Incorporation to classify the board of Directors into three classes, with one class being elected each year. As a result, at least two shareholder meetings will be required to effect a change of control of the Board of Directors thus making it more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors also helps to assure continuity and stability of the company's management and policies since a majority of the directors will always have prior experience as directors of the Company. One benefit of the existing arrangement is to enhance management's ability to negotiate with the proponent of a proposal to take over or restructure the Company. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best interests of the Company and its shareholders.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE AGAINST SUCH PROPOSAL.

SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

The Annual Meeting for 1995 is scheduled to be held on Thursday, May 11, 1995. Any shareholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 1995 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Department 72/862, Washington, D.C. 20058 and must be received no later than November 28, 1994. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be introduced; (b) the number of shares of Company Common Stock held of record, owned beneficially and represented by proxy by such shareholder as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Any shareholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may nominate a candidate for director of the Company. Any such nomination should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 72/862, Washington, D.C. 20058 and must be received by December 27, 1994. Any such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of Company Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company. The Company has retained The First National Bank of Boston to assist in the solicitation of proxies from shareholders. The First National Bank of Boston will receive a fee of $6,500.00 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K ANNUAL REPORT

All shareholders of record on the Annual Meeting Record Date were forwarded both a copy of the Company's 1993 Annual Report and Form 10-K filed with the Securities and

Exchange Commission. Any shareholder who desires additional copies of the Company's 1993 Annual Report or Form 10-K filed may obtain a copy (excluding exhibits) without charge by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 72/862, Washington, D.C. 20058. A charge equal to the reproduction cost will be made if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS


/s/ Christopher G. Townsend
- --------------------------------
Christopher G. Townsend
Corporate Secretary

                       ANNUAL MEETING OF SHAREHOLDERS
                        OF HOST MARRIOTT CORPORATION

 The 1994 Annual Meeting of Shareholders of Host Marriott Corporation will be held on THURSDAY, APRIL 28, at the Newark Airport Marriott Hotel in Newark, New Jersey. The meeting will begin at 10:30 a.m. in the Grand Ballroom with a continental breakfast provided to shareholders attending the meeting beginning at 9:00 a.m.

 A special Annual Meeting rate is offered at the hotel for the night before the meeting, Wednesday, April 27, 1994. A limited number of rooms are available for this rate of $145.00. To receive this special rate, please call the hotel directly and ask for the Host Marriott Annual Meeting rate for April 27. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                           NEWARK AIRPORT MARRIOTT
                        NEWARK INTERNATIONAL AIRPORT
                          NEWARK, NEW JERSEY 07114
                           TELEPHONE: 201-623-0006

 Directions to the hotel:

 NEW JERSEY TURNPIKE: (Northbound/Southbound)--Exit 13A or 14 "Newark International Airport." Coming into the airport, follow signs for Marriott Hotel.

 GARDEN STATE PARKWAY: (Northbound)--Exit 140 to US 22 East, travel four miles to Southbound US 1 & 9 to Airport Entrance (bear left). Coming into the airport, follow signs for Marriott Hotel. (Southbound) Exit 142 to NJ 24 East/I-78 to Southbound US 1 & 9 to Airport Entrance (bear left). Coming into the airport, follow signs for Marriott Hotel.

 Parking is available at the hotel through complimentary self parking or valet parking at a charge of $5.00. Complimentary shuttle service is provided to and from the airport terminals via hotel vans or mini bus. The shuttle departs from the front entrance of the hotel every 10-15 minutes with stops at the departure areas at each of the terminals. The shuttle picks up passengers from the designated hotel ground transportation areas located at each terminal.

PROXY

                          HOST MARRIOTT CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

               TO BE HELD THURSDAY, APRIL 28, 1994, 10:30 A.M.

     The undersigned appoints Richard E. Marriott and Stephen F. Bollenbach as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 11, 1994 at the Annual Meeting of Shareholders to be held on April 28, 1994, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5.


                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                                                   SEE REVERSE
                                                                      SIDE

    Please mark
[X] votes as in
    this example

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING, AS THE PROXIES MAY DIRECT; IN SUCH EVENT, PROPOSALS 4 AND 5 WILL BE TREATED AS ABSTENTIONS.

MARK, DATE, SIGN, AND PROMPTLY RETURN PROXY CARD IN ENCLOSED ENVELOPE.

1. Election of Directors

Nominees: Andrew Young, Ann Dore McLaughlin and Stephen F. Bollenbach

   FOR        WITHHELD
   [ ]          [ ]

[ ]
   -----------------------------------
For all nominees except as noted above

2. Ratification of the actions of the Board of Directors appointing Andrew Young, Ann Dore McLaughlin and Stephen F. Bollenbach to fill vacancies of the Board occurring in 1993.

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

3. To ratify the appointment of Arthur Andersen & Co. as independent auditors.

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

4. To consider a shareholder proposal to limit the compensation payable to senior executive officers and directors; and

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

5. To consider a shareholder proposal to reinstate annual election of all directors.

   FOR         AGAINST        ABSTAIN
   [ ]           [ ]            [ ]

                                               MARK HERE
                                              FOR ADDRESS   [ ]
                                               CHANGE AND
                                              NOTE AT LEFT

Sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.

Signature:                           Date
          ---------------------------    -----------------

Signature:                           Date
          ---------------------------    -----------------